UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 22, 2015

Skookum Safety Solutions Corp.

(Exact name of small business issuer as specified in its charter)

Nevada	TBA
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1528 Brookhollow Drive, Suite 100
Santa Ana , CA 92705
(714) 581-4335
(Address of principal executive offices)

(866) 279-7880
(Issuer’s telephone number)

E09 Calle Jacarandas, Urbanizacion Los Laureles, Escazu San Jose, Costa Rica
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement

Stock Purchase Agreement

On September 22, 2015, Skookum Safety Solutions Corp. (the “Company”), the majority shareholders of the Company (the “Sellers”) and certain buyers (the “Purchasers”) entered into a stock purchase agreement (the “Stock Purchase Agreement”), whereby the Purchasers purchased from the Sellers, 22,980,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), representing approximately 99.9% of the issued and outstanding shares of the Company, for an aggregate purchase price of $275,000 (the “Purchase Price”). On October 16, 2015, the closing of the transaction occurred (“Closing Date”).

The foregoing description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant

On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Purchasers purchased a total of twenty two million, nine hundred and eighty thousand (22,980,000) shares of the issued and outstanding common stock of the Company, representing 99.9% of the total issued and outstanding stock of the Company, from the Majority Shareholders.  In exchange for the controlling shares of the Company, Purchasers agreed to pay the Purchase Price, as referenced in Item 1.01 above.

In connection with the change in control, the Company will be looking to implement a business plan to focus upon online business, online crowdfunding and online p2p loans. The Company also changed the location of its executive offices to 1528 Brookhollow Drive, Suite 100, Santa Ana, CA 92705. The Company’s new telephone number is (714) 581-4335.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Resignation of Directors/Officers

Effective immediately upon the Closing of the transaction contemplated in the Stock Purchase Agreement, Nathalie Rystrom tendered her resignation as sole director and from all officer positions held in the Company.

(b) Appointment of Directors and Officers

Immediately effective upon the Closing of the transaction contemplated in the Stock Purchase Agreement, the following person was appointed as the Company’s sole executive officer and director. Directors are elected to hold offices until the next annual meeting of Shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

Name	Age	Position
Yaojun Liu	39	Chief Executive Officer, Chief Financial Officer, Chairman

Yaojun (“Larry”) Liu (age 39)

Mr. Liu has been the Vice President of Kirin International Holdings, Inc. (“Kirin”) since December 2014 and was serving as a director of Kirin for a short period of time from March 2011 to April 2011. He was a partner in Global Law Office from March 2006 to December 2014. Prior to joining Global Law Office, he worked with Jingtian & Gongcheng, a renowned law firm in Beijing since December 2003. Mr. Liu was a senior project manager at the Investment Banking Headquarter of Haitong Securities Co., Ltd, one of the major investment banks in China, from May 2000 to September 2002. Mr. Liu obtained his Masters Degrees in Renmin University of China in 2001 and University of Sheffield in 2003. He is specialized in FDI, M&A, overseas listing, asset-backed-securitization and project financing, etc., and provides legal services to companies in both China and overseas.

Family Relationships

There are no family relationships between Mr. Liu and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreement

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Item 9.01   Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated September 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skookum Safety Solutions Corp.

/s/ Yaojun “Larry” Liu
Yaojun “Larry” Liu
Chief Executive Officer

Date: October 22, 2015